EXHIBIT 22
                                                                      ----------



NO SECURITIES REGULATORY AUTHORITY HAS EXPRESSED AN OPINION ABOUT THESE SECURITIES AND IT IS AN OFFENCE TO CLAIM OTHERWISE.

THIS SHORT FORM PROSPECTUS CONSTITUTES A PUBLIC OFFERING OF THESE SECURITIES ONLY IN THOSE JURISDICTIONS WHERE THEY MAY BE LAWFULLY OFFERED FOR SALE AND THEREIN ONLY BY PERSONS PERMITTED TO SELL SUCH SECURITIES. THESE SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE SECURITIES LAWS. ACCORDINGLY, THESE SECURITIES MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OF AMERICA OR TO A U.S. PERSON (AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE 1933 ACT) UNLESS REGISTERED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THIS SHORT FORM PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF
THESE   SECURITIES   WITHIN  THE  UNITED   STATES  OF  AMERICA.   SEE  "PLAN  OF
DISTRIBUTION".

                              SHORT FORM PROSPECTUS
NEW ISSUE                                                       NOVEMBER 5, 2002

                                [GRAPHIC OMITTED]
                                   PRIME WEST
                                  ENERGY TRUST

                                  $110,040,000
                              4,200,000 TRUST UNITS

         This prospectus qualifies the distribution of 4,200,000 trust units ("Trust Units") of PrimeWest Energy Trust (the "Trust"). The outstanding Trust Units are listed on the Toronto Stock Exchange (the "TSX"). On November 4, 2002 the closing price of the Trust Units on the TSX was $26.09 per Trust Unit. The TSX has conditionally approved the listing of the Trust Units offered hereunder subject to fulfillment of all of the requirements of the TSX on or before January 28, 2003. The price of the Trust Units offered hereunder was determined by negotiation between PrimeWest Management Inc. (the "Manager"), on behalf of the Trust, and Scotia Capital Inc., on its own behalf and on behalf of CIBC World Markets Inc., BMO Nesbitt Burns Inc., RBC Dominion Securities Inc., TD Securities Inc., National Bank Financial Inc., Canaccord Capital Corporation, Dundee Securities Corporation and Yorkton Securities Inc. (collectively, the "Underwriters").

                  --------------------------------------------
                          PRICE: $26.20 PER TRUST UNIT
                  --------------------------------------------


                                 PRICE TO PUBLIC      UNDERWRITERS' FEE     NET PROCEEDS TO THE TRUST(1)
                                 ---------------      -----------------     ----------------------------
Per Trust Unit.................      $ 26.20                $ 1.31                  $ 24.89
     Total.....................   $110,040,000            $5,502,000              $104,538,000

NOTE:

(1)      Before deducting expenses of this offering, estimated to be $200,000.

         The Underwriters, as principals, conditionally offer the Trust Units, subject to prior sale, if, as and when issued by the Trust and accepted by the Underwriters in accordance with the conditions contained in the underwriting agreement referred to under "Plan of Distribution" and subject to approval of certain legal matters on behalf of the Trust by Stikeman Elliott and on behalf of the Underwriters by Macleod Dixon LLP. Subscriptions for Trust Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription book at any time without notice. Definitive Trust Unit certificates will be available for delivery at closing, which is expected to occur on or about November 13, 2002, but in any event not later than November 29, 2002. The Underwriters may effect transactions which stabilize or maintain the market price for the Trust Units at levels other than those which otherwise might prevail in the open market. See "Plan of Distribution".

         EACH OF SCOTIA CAPITAL INC., CIBC WORLD MARKETS INC., BMO NESBITT BURNS INC., RBC DOMINION SECURITIES INC. AND TD SECURITIES INC. IS, DIRECTLY OR INDIRECTLY, A WHOLLY-OWNED OR MAJORITY-OWNED SUBSIDIARY OF A CANADIAN CHARTERED BANK WHICH IS A LENDER TO THE TRUST AND PRIMEWEST ENERGY INC. ("PRIMEWEST") AND TO WHICH THE TRUST AND PRIMEWEST ARE CURRENTLY INDEBTED. CONSEQUENTLY, THE TRUST IS CONSIDERED TO BE A CONNECTED ISSUER OF EACH OF THESE UNDERWRITERS FOR THE PURPOSES OF CANADIAN SECURITIES LAWS. A PORTION OF THE NET PROCEEDS OF THIS OFFERING WILL BE USED TO REPAY A PORTION OF THE INDEBTEDNESS OF THE TRUST TO SUCH BANKS. SEE "RELATIONSHIP AMONG THE TRUST, PRIMEWEST AND CERTAIN UNDERWRITERS" AND "USE OF PROCEEDS".

                                TABLE OF CONTENTS

ELIGIBILITY FOR INVESTMENT.................................................2
NOTE REGARDING FORWARD LOOKING STATEMENTS..................................2
SELECTED ABBREVIATIONS AND DEFINITIONS.....................................4
DOCUMENTS INCORPORATED BY REFERENCE........................................5
PRIMEWEST ENERGY TRUST.....................................................6
RECENT DEVELOPMENTS........................................................7
DETAILS OF THE OFFERING....................................................9
PLAN OF DISTRIBUTION.......................................................9
CAPITALIZATION OF THE TRUST...............................................10
PRICE RANGE AND TRADING VOLUME OF THE TRUST UNITS.........................11
RECORD OF CASH DISTRIBUTIONS..............................................12
USE OF PROCEEDS...........................................................12
RELATIONSHIP AMONG THE TRUST, PRIMEWEST AND CERTAIN UNDERWRITERS..........12
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS................................13
LEGAL MATTERS.............................................................16
Interests of Experts......................................................16
RISK FACTORS..............................................................16
AUDITORS, TRANSFER AGENT AND REGISTRAR....................................16
PURCHASERS' STATUTORY RIGHTS..............................................16
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.....................17
CERTIFICATE OF PRIMEWEST..................................................21
CERTIFICATE OF THE UNDERWRITERS...........................................22


                           ELIGIBILITY FOR INVESTMENT

         In the opinion of Stikeman Elliott and Macleod Dixon LLP, based on legislation in effect on the date of this prospectus, the Trust Units offered hereby will not be precluded as investments, subject to compliance with prudent investment standards or criteria or, if applicable, investment policies which have been filed, where required, with the appropriate regulatory authorities and the general investment standards and the satisfaction of additional requirements relating to investment or lending policies, standards, procedures, or goals, under or by the following statutes and where applicable, the relevant regulations:

COOPERATIVE CREDIT ASSOCIATIONS ACT (Canada)             THE TRUSTEE ACT (Manitoba)
INSURANCE COMPANIES ACT (Canada)                         PENSION BENEFITS ACT (Ontario)
PENSION BENEFITS STANDARDS ACT, 1985 (Canada)            AN ACT RESPECTING INSURANCE (Quebec) (in respect of
TRUST AND LOAN COMPANIES ACT (Canada)                    insurers other than guarantee fund corporations)
EMPLOYMENT PENSION PLANS ACT (Alberta)                   SUPPLEMENTAL PENSION PLANS ACT (Quebec)
LOAN AND TRUST CORPORATIONS ACT (Alberta)                AN ACT RESPECTING TRUST COMPANIES AND SAVINGS COMPANIES
FINANCIAL INSTITUTIONS ACT (British Columbia)            (Quebec) (for a trust company investing its own funds
THE INSURANCE ACT (Manitoba)                             and deposits it receives and a savings company
THE PENSION BENEFITS ACT (Manitoba)                      investing its funds)

         Also, in the opinion of such counsel, based on representations of PrimeWest as to certain factual matters, the Trust Units offered hereby will, on the date of closing, be qualified investments under the INCOME TAX ACT (Canada) and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans and will not, on the date of closing, be foreign property for the purpose of the INCOME TAX ACT (Canada).


                   NOTE REGARDING FORWARD LOOKING STATEMENTS

         This short form prospectus and the documents incorporated by reference herein contain forward-looking statements. These statements relate to future events or the Trust's future performance. All statements other than statements of historical fact are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", "continue", or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In addition, this short form prospectus and the documents incorporated by reference herein may contain forward-looking statements attributed to third party industry sources. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. Forward-looking statements in this short form prospectus include, but are not limited to, statements with respect to:

o the focus of capital expenditures on development activity rather than exploration;

o the sale, farming out or development using third party resources of certain exploration properties;

o the objective to achieve a consistent level of monthly cash distributions;

o the use of development activity and acquisitions to replace and add to reserves;

o the impact of changes in oil and natural gas prices on cash flow after hedging;

o        drilling plans;

o the existence, operation and strategy of the commodity price risk management program;

o the approximate and maximum amount of forward sales and hedging to be employed;

o the Trust's acquisition strategy, the criteria to be considered in connection therewith and the benefits to be derived therefrom;

o the impact of Canadian governmental regulation on the Trust relative to other oil and gas companies of similar size;

o the goal to sustain or grow production and reserves through prudent management and acquisitions;

o        the emergence of accretive growth opportunities; and

o the Trust's ability to benefit from the combination of growth opportunities and the ability to grow through the capital markets.

         Although the Trust believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Neither the Trust nor the Underwriters can guarantee future results, levels of activity, performance, or achievements. Moreover, neither the Trust, the Underwriters nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Some of the risks and other factors, some of which are beyond the Trust's control, which could cause results to differ materially from those expressed in the forward-looking statements contained in this short form prospectus and the documents incorporated by reference herein include, but are not limited to:

o        general economic conditions in Canada;

o industry conditions, including fluctuations in the price of oil and natural gas;

o        royalties payable in respect of the Trust's oil and gas production;

o governmental regulation of the oil and gas industry, including environmental regulation;

o        fluctuation in foreign exchange or interest rates;

o        stock market volatility and market valuations; and

o        the need to obtain required approvals from regulatory authorities.

         Statements relating to "reserves" or "resources" are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future. Readers are cautioned that the foregoing list of factors is not exhaustive. The forward-looking statements contained in this short form prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement. Neither the Trust nor the Underwriters are under any duty to update any of the forward-looking statements after the date of this short form prospectus to conform such statements to actual results or to changes in the Trust's expectations.


                     SELECTED ABBREVIATIONS AND DEFINITIONS

         In this short form prospectus, the abbreviations and terms set forth below have the meanings indicated:

"BBL" means one barrel.

"BBLS/D" means barrels per day.

"BCF" means one billion cubic feet.

"BOE" means barrels of oil equivalent. A barrel of oil equivalent is determined by converting a volume of natural gas to barrels using the ratio of 6 mcf to one barrel. These conversion factors are not based on energy content or price.

"BOE/D" means one barrel of oil equivalent per day.

"MBBLS" means one thousand barrels.

"MMBBLS" means one million barrels.

"MCF" means one thousand cubic feet.

"MLT" means one thousand long tons.

"MMBOE" means one million boe.

"MMCF" means one million cubic feet.

"MCF/D" means one thousand cubic feet per day.

"MMCF/D" means one million cubic feet per day.

"NGL" means natural gas liquids.

"ESTABLISHED RESERVES" means those reserves determined to be Proved Reserves, plus those reserves determined to be Probable Reserves, the Probable Reserves being reduced by 50% to reflect the risks associated with recovery of those reserves.

"PROBABLE RESERVES" means those reserves which analysis of drilling, geological, geophysical and engineering data does not demonstrate to be proved, but where such analysis suggests the likelihood of their existence and future recovery under current technology and existing or anticipated economic conditions. Probable reserves to be obtained by the application of enhanced recovery processes will be the increased recovery over and above estimated Proved Reserves which can be realistically estimated for the pool on the basis of enhanced recovery processes which can be reasonably expected to be instituted in the future.

"PROVED RESERVES" means those reserves estimated as recoverable with a high degree of certainty under current technology and existing economic conditions, in the case of constant price and cost analyses, and anticipated economic conditions, in the case of escalated cost and price analyses, from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir.

                       DOCUMENTS INCORPORATED BY REFERENCE

         INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of PrimeWest, at 4700, 150 - 6th Avenue S.W., Calgary, Alberta, T2P 3Y7 (telephone (403) 234-6600). For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Secretary of PrimeWest at the above-mentioned address and telephone number.

         The following documents of the Trust, filed with the various provincial securities commissions or similar authorities in Canada, are specifically incorporated into and form an integral part of this short form prospectus:

         (a) the Renewal Annual Information Form of the Trust dated April 29, 2002, including management's discussion and analysis of the financial condition and operations of the Trust for the year ended December 31, 2001 incorporated by reference therein, and the attached audited consolidated financial statements of Cypress Energy Inc. as at and for the years ended December 31, 1998, 1999 and 2000, together with the notes thereto and the auditors' report thereon;

         (b) the audited consolidated financial statements of the Trust as at and for the years ended December 31, 2000 and 2001, together with the notes thereto and the auditors' report thereon;

         (c) management's discussion and analysis of the financial condition and operations of the Trust and the unaudited comparative consolidated financial statements of the Trust as at and for the six months ended June 30, 2002;

         (d) the Management Proxy Circular of the Trust dated April 23, 2002, relating to the annual general and special meeting of the holders of Trust Units of the Trust held on May 21, 2002 (excluding those portions thereof which appear under the headings "Performance Analysis", "Executive Compensation - Report on Executive Compensation" and "Corporate Governance"); and

         (e) the Management Proxy Circular of the Trust dated September 26, 2002, relating to the special meeting of the holders of Trust Units of the Trust held on November 4, 2002.

         Any of the following documents, if filed by the Trust with the provincial securities commissions or similar authorities in Canada after the date of this short form prospectus and before the termination of the offering, are deemed to be incorporated by reference in this short form prospectus:

         (a) material change reports (except confidential material change reports);

         (b)      comparative interim financial statements;

         (c) comparative financial statements for the Trust's most recently completed financial year, together with the accompanying report of the auditor; and

         (d) information circulars (other than any disclosure comparable to the portion of the Management Proxy Circular of the Trust dated April 23, 2002 which is not incorporated in this short form prospectus).

         Documents are not incorporated by reference to the extent their contents are modified or superseded by a statement contained in this short form prospectus or in any other subsequently filed document that is also incorporated by reference in this short form prospectus.

                             PRIMEWEST ENERGY TRUST

THE TRUST

         The Trust is an open-end investment trust created under the laws of Alberta pursuant to a declaration of trust dated as of August 2, 1996, among the settlor of the Trust, PrimeWest and Montreal Trust Company of Canada, as amended and restated (the "Declaration of Trust"). The beneficiaries of the Trust are the holders of Trust Units ("Unitholders"). The Trust's principal and head office is located at 4700, 150 - 6th Avenue S.W., Calgary, Alberta T2P 3Y7.

         The principal undertaking of the Trust is to acquire and hold, directly and indirectly, interests in petroleum and natural gas properties and assets related thereto. One of the Trust's primary assets is currently a royalty (the "Royalty") equal to approximately 99% of the net cash flow generated by the petroleum and natural gas interests held by PrimeWest, after certain costs, expenditures and deductions, and gross overriding royalty interests in crude oil and natural gas properties primarily located in western Canada. The net cash flow received by the Trust is distributed monthly to Unitholders. The Trust also lends money to PrimeWest to allow it to make further acquisitions and develop its properties. The interest income earned on such funds is also distributed monthly to Unitholders.

         The structure of the Trust and the flow of funds from the petroleum and natural gas properties owned by PrimeWest, and from gross overriding royalties owned directly by the Trust, to PrimeWest and the Manager, and from the Trust to Unitholders, is set forth in more detail on page 2 of the Trust's Renewal Annual Information Form incorporated herein by reference. The structure of the Trust and the flow of funds will be amended to give effect to the internalization of the management of the Trust approved by Unitholders on November 4, 2002. See "Recent Developments - Internalization of Management".

PRIMEWEST

         PrimeWest was incorporated under the BUSINESS CORPORATIONS ACT (Alberta) (the "ABCA") on March 4, 1996 and was amalgamated with PrimeWest Oil and Gas Corp., PrimeWest Royalty Corp. and PrimeWest Resources Ltd. on January 1, 2002 and continued as PrimeWest. The head, principal and registered office of PrimeWest is located at 4700, 150 - 6th Avenue S.W., Calgary, Alberta T2P 3Y7. All of the issued and outstanding voting shares of PrimeWest are currently held by the Trust and the Manager. After giving effect to the internalization of the management of the Trust approved by Unitholders, all such outstanding voting shares will be held by the Trust. See "Recent Developments - Internalization of Management".

         The business of PrimeWest is the acquisition, development and exploitation of petroleum and natural gas properties and the production and marketing of petroleum and natural gas.

         The capital structure of PrimeWest includes exchangeable shares (the "Exchangeable Shares"). The Exchangeable Shares were issued in connection with previous corporate acquisitions. As at October 28, 2002, there were issued and outstanding 3,831,193 Exchangeable Shares, which are exchangeable into 1,389,995 Trust Units based on a ratio which is adjusted and increased on each date that the Trust pays a distribution to its Unitholders. The current exchange ratio is
0.36281 Trust Units for each Exchangeable Share. The outstanding Exchangeable Shares are traded on the TSX under the trading symbol "PWX".

THE MANAGER

         The Manager was incorporated on March 4, 1996 under the ABCA. The head, principal and registered office of the Manager is located at 4700, 150 - 6th Avenue S.W., Calgary, Alberta T2P 3Y7.

         The Manager currently provides administrative services to the Trust and assists in the management of the business and affairs of PrimeWest including managing the operation (where one of those entities has been appointed operator) and administration of the petroleum and natural gas properties owned by PrimeWest.

         PrimeWest, the Manager and the shareholders of the Manager have entered into an agreement for the planned elimination, effective October 1, 2002, of its external management structure and all related management, acquisition and disposition fees, as well as the elimination of the retained royalty paid in the form of mandatory quarterly dividends. As all requisite approvals have now been obtained in respect of the internalization of management, the internalization will be effected on or about November 6, 2002 and the Manager will no longer be engaged to provide services to the Trust or PrimeWest in any capacity. See "Recent Developments - Internalization of Management".


                              RECENT DEVELOPMENTS

INTERNALIZATION OF MANAGEMENT

         On September 26, 2002, the Trust announced the planned elimination, effective October 1, 2002, of its external management structure and all related management, acquisition and disposition fees, as well as the acquisition of the right to mandatory quarterly dividends commonly referred to as the "1% retained royalty". The transaction is subject to, among other things, the approval of the Unitholders and the holders of Exchangeable Shares at meetings to be held on November 4, 2002 and regulatory approval. The transaction will result in the elimination of the current 2.5% management fee on net production revenue, quarterly incentive payments payable in the form of Trust Units, the 1.5% acquisition fee and the 1.25% disposition fee, which resulted in payments to the Manager in 2001 totalling $21.3 million. In addition, the amount of the 1% retained royalty paid in 2001 was $3.4 million.

         The internalization transaction will be achieved through the purchase by PrimeWest of all of the issued and outstanding shares of the Manager for a total consideration of approximately $26.1 million comprised of a cash payment of $13.1 million and the issuance of Exchangeable Shares exchangeable, based on an agreed initial exchange ratio, for approximately 491,000 Trust Units and valued at approximately $13.0 million based on the closing price of the Trust Units on the TSX on September 26, 2002. In addition, PrimeWest agreed to issue Exchangeable Shares valued at $1.5 million to certain senior managers other than Kent J. MacIntyre to terminate a management incentive program of the Manager and to create a special executive retention plan for those senior managers which provides for long term incentive bonuses in the form of Exchangeable Shares valued, in the aggregate, at $3.5 million. Exchangeable Shares will be issued pursuant to the retention plan on each of the second, third, fourth and fifth anniversaries of the completion of the internalization transaction. The cash component of the purchase price for the shares of the Manager will be funded using PrimeWest's existing credit facility.

         At the special meetings held on November 4, 2002, the requisite resolutions of the Unitholders and the holders of Exchangeable Shares were approved to permit the internalization transaction to proceed as set forth above. As all necessary approvals have now been obtained, PrimeWest anticipates that the internalization will be effected on or about November 6, 2002.

         The total consideration payable for the shares of the Manager, in the opinion of the independent directors of PrimeWest, represents a reasonable payment (i) in lieu of fees that would have been payable by PrimeWest to the Manager during the remainder of the initial term of the management agreement among the Trust, PrimeWest and the Manager to October 15, 2003, including management fees, quarterly incentive payments and acquisition and disposition fees, (ii) for the shares of PrimeWest held by the Manager, the holder of which shares is entitled to approximately 1% of net production revenue for the remaining life of the oil and natural gas reserves of PrimeWest, and (iii) for the benefits accruing to Unitholders through continuity of management.

         The internalization transaction includes the continued commitment of the senior management team at PrimeWest. See also "Recent Developments - Proposed Management and Corporate Governance Changes".

PROPOSED MANAGEMENT AND CORPORATE GOVERNANCE CHANGES

         On October 23, 2002, the Trust announced anticipated changes to management of PrimeWest whereby the previously intended succession of Donald A. Garner into the positions of President and Chief Executive Officer would be advanced, with the support of the outgoing Chief Executive Officer, Kent J. MacIntyre. Mr. MacIntyre would also step down as the Vice-Chairman of the Board of Directors and become a non-executive member of the Board of Directors. Mr. Garner has been PrimeWest's President and Chief Operating Officer since June of 2001. It is intended that this succession be completed by the next annual meeting of the Unitholders to be held in the spring of 2003. The Trust also announced anticipated changes to its corporate governance. In PrimeWest's continuing efforts to proactively advance the governance of PrimeWest and having regard to the recent legislative initiatives in the United States and the intended listing of its outstanding Trust Units on the NYSE, the Board of Directors is undertaking the recruitment of a suitable candidate as an additional independent director of PrimeWest. If the internalization of management of the Trust is completed, the Board of Directors would have the ability, and intends, to recruit a second additional independent director. The appointments are intended to be made as soon as practicable and in any event at the time of the next annual meeting of the Unitholders to be held in the spring of 2003. The Board of Directors is also undertaking a review of the constitution and mandate of each of the existing committees of the Board of Directors and the creation of a Board Nominating Committee, to consist of Hal Kvisle and Michael O'Brien. The Board Nominating Committee will be charged with the responsibility of identifying and nominating suitable candidates for election to the Board of Directors.

NYSE LISTING

         On September 23, 2002, the Trust announced that it expects to list its outstanding Trust Units on the New York Stock Exchange (the "NYSE"). The Trust expects that the listing will commence or about November 19, 2002. Listing will be subject to filing final documentation with the NYSE. PrimeWest believes that the NYSE listing will provide Unitholders with increased liquidity and will provide the Trust with greater access to capital markets.

PROPERTY ACQUISITIONS, COMPLETED AND PENDING

         On September 16, 2002, PrimeWest completed the acquisition of a working interest in the Ells/Tar area of northeastern Alberta. PrimeWest has also executed a binding letter of intent for the acquisition of an additional interest in the Caroline area of Alberta. PrimeWest expects to transfer its interest in the Tar area to the vendor of the Caroline interest as partial consideration for this purchase.

         The aggregate net cost to PrimeWest of these acquisitions is approximately $45.7 million. On an aggregate basis, these acquisitions will increase PrimeWest's daily production by 1,565 boe/d and Established Reserves by
5.11 mmboe.

         The properties being acquired have attributes congruent with a number of PrimeWest's strategic objectives. The assets represent high netback, low operating cost, natural gas weighted production, with future development opportunities.

         The Ells gas properties will enhance PrimeWest's present inventory of long life gas producing assets while the Caroline acquisition allows PrimeWest to increase control of its operations in an existing core area, further rationalize processing infrastructure and reduce operating costs.

         PrimeWest has identified a number of low risk development drilling locations and existing well recompletion opportunities on these properties that will be pursued as part of the 2003 capital development program. These opportunities are expected to add reserves over and above the Established Reserves as set forth above. In addition, there are gas gathering system rationalization and debottlenecking opportunities, which could accelerate production.

CONSOLIDATION OF TRUST UNITS

         On August 16, 2002, the issued and outstanding Trust Units were consolidated on a four-to-one basis (the "Consolidation"). The Consolidation was effected at a ratio of four-to-one following PrimeWest's determination that such a ratio would best ensure that the trading price range of the Trust Units was attractive to investors on both the NYSE and the TSX. Fractional Trust Units resulting from the Consolidation were rounded up to the nearest whole Trust Unit.

SECOND QUARTER OPERATIONAL AND FINANCIAL RESULTS

         On July 29, 2002, the Trust announced its interim operating and financial results for the six months ended June 30, 2002. Second quarter cash flow of $40.2 million was down 17% from first quarter cash flow of $48.3 million, reflecting lower production volumes and increased royalties for the second quarter. Fully diluted second quarter cash flow from operations was $1.20 per Trust Unit (as adjusted to give effect to the Consolidation), compared to $1.45 per Trust Unit in the previous quarter. Cash distributions for the quarter totalled $1.20 per Trust Unit (as adjusted to give effect to the Consolidation), unchanged from the previous quarter.

         Production volumes averaged 29,559 boe/d for the second quarter, within the target range of 29,000 to 30,000 boe/d, but 6% below the first quarter results. Scheduled turnarounds for facility maintenance and new well tie-ins, as well as unplanned outages at certain non-operated facilities and minor dispositions contributed to the decrease.


                            DETAILS OF THE OFFERING

         The offering consists of 4,200,000 Trust Units at a price of $26.20 per Trust Unit. The following is a summary of the material attributes and characteristics of the Trust Units. This summary does not purport to be complete and is subject to, and qualified by, reference to the terms of the Declaration of Trust.

         Each Trust Unit represents an equal undivided beneficial interest in the Trust. Each Trust Unit shares equally in all distributions from the Trust and all Trust Units carry equal voting rights at meetings of Unitholders. Except as otherwise set forth in the documents incorporated herein by reference, no Unitholder is liable to pay any further calls or assessments in respect of the Trust Units and no conversion, retraction, redemption or pre-emptive rights attach to the Trust Units. Unitholders have a right of redemption as further described at page 5 of the Renewal Annual Information Form of the Trust dated April 29, 2002 and incorporated herein by reference.

         An unlimited number of Trust Units have been authorized and may be issued pursuant to the Declaration of Trust. The Declaration of Trust, among other things, provides for the calling of meetings of Unitholders, the conduct of business thereof, notice provisions, the appointment and removal of the trustee of the Trust and the form of Trust Unit certificates, and may be amended from time to time. Substantive amendments to the Declaration of Trust, including early termination of the Trust and the sale or transfer of the property of the Trust as an entirety or substantially as an entirety, will require approval by a special meeting of Unitholders at which a resolution must be passed by a majority of not less than 66% of the votes cast, either in person or by proxy, at such meeting.

         In the event that Unitholders vote at a special meeting to terminate or wind up the Trust, the trustee of the Trust shall wind up the affairs of the Trust as soon as practicable, including the sale and conversion into money of the Royalty and other assets of the Trust. In no event will the Trust be wound up until the Royalty is sold. After the payment of all known liabilities and obligations of the Trust and providing for indemnity against other outstanding liabilities and obligations, the remainder of the Trust's assets shall be distributed to Unitholders on a PRO RATA basis.

         The Declaration of Trust also restricts non-resident ownership of Trust Units to less than 50% of the outstanding Trust Units at any time in order to maintain its status as a mutual fund trust under the INCOME TAX ACT (Canada). More information regarding this restriction is set forth at pages 5 and 6 of the Trust's Renewal Annual Information Form incorporated herein by reference.

         Unitholders of record on the last business day of each month are entitled to receive cash distributions of distributable income of the Trust in respect of that month. Such distributions are made on or about the 15th day of the following month. SUBSCRIBERS FOR TRUST UNITS PURSUANT TO THIS OFFERING WILL BE UNITHOLDERS OF RECORD ON NOVEMBER 30, 2002, PROVIDED THE OFFERING IS COMPLETED BY THAT TIME, AND ACCORDINGLY WILL IN THOSE CIRCUMSTANCES BE ENTITLED TO RECEIVE A DISTRIBUTION OF DISTRIBUTABLE CASH OF THE TRUST IN RESPECT OF NOVEMBER 2002, PAYABLE ON OR ABOUT DECEMBER 15, 2002.


                              PLAN OF DISTRIBUTION

         Pursuant to an agreement dated October 28, 2002 (the "Underwriting Agreement") among the Trust, PrimeWest, the Manager and the Underwriters, the Trust has agreed to issue and sell an aggregate of 4,200,000 Trust Units to the Underwriters, and the Underwriters have severally agreed to purchase such Trust Units on November 13, 2002 or on such other date as may be agreed among the parties to the Underwriting Agreement. Delivery of the Trust Units is conditional upon payment on closing of $26.20 per Trust Unit by the Underwriters to the Trust. The Underwriting Agreement provides that the Trust will pay the Underwriters' fee of $1.31 per Trust Unit for an aggregate fee of $5,502,000, in consideration for their services in connection with this offering. The offering price of the Trust Units offered hereunder was determined by negotiation between the Underwriters and the Manager on behalf of the Trust.

         The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated upon the occurrence of certain stated events. If an Underwriter fails to purchase the Trust Units which it has agreed to purchase, any one or more of the other Underwriters may, but is not obligated to, purchase such Trust Units. The Trust is not obligated to sell less than all of the Trust Units.

         The TSX has conditionally approved the listing of the Trust Units offered hereunder, subject to fulfillment of all of the requirements of the TSX on or before January 28, 2003.

         The Trust has agreed with the Underwriters that it will not, during the period ending 90 days after the Closing Date, issue or sell any Trust Units or any securities convertible into or exchangeable for Trust Units, without the prior written consent of Scotia Capital Inc. and CIBC World Markets Inc. on behalf of the Underwriters, after consultation with the Underwriters, such consent not to be unreasonably withheld, other than pursuant to: (i) until the acquisition of the shares of the Manager has been completed, quarterly incentive payments payable to the Manager under the management agreement among the Trust, PrimeWest and the Manager which are payable in Trust Units; (ii) the Trust's Trust Unit incentive plan; (iii) the internalization transaction described under "Recent Developments - Internalization of Management"; (iv) the Trust's distribution reinvestment plan; (v) the exchange (or the exercise of certain call rights and exchange rights in connection with the exchange) of the Exchangeable Shares; and (vi) rights issued pursuant to the amended and restated unitholder rights plan of the Trust.

         The Trust has been advised by the Underwriters that, in connection with this offering, the Underwriters may effect transactions which stabilize or maintain the market price of the Trust Units at levels other than those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

         The Trust Units have not been and will not be registered under the United States Securities Act of 1933, as amended (the "1933 Act") or any state securities laws, and accordingly may not be offered or sold within the United States of America or to U.S. Persons (as such term is defined in Regulation S under the 1933 Act) except in transactions exempt from the registration requirements of the 1933 Act and applicable state securities laws. However, the Underwriting Agreement permits the Underwriters to offer and sell the Trust Units to institutional "accredited investors" (as such term is defined in Regulation D under the 1933 Act) in the United States provided such offers and sales are made in accordance with certain private placement exemptions under the 1933 Act. Moreover, the Underwriting Agreement provides that the Underwriters will offer and sell the Trust Units outside the United States only in accordance with Regulation S under the 1933 Act.

         In addition, until 40 days after the commencement of this offering, any offer or sale of Trust Units offered hereby within the United States by any dealer (whether or not participating in this offering) may violate the registration requirements of the 1933 Act.


                          CAPITALIZATION OF THE TRUST

         The following table sets forth the consolidated capitalization of the Trust as at June 30, 2002, and as at September 30, 2002, both before and after giving effect to this offering:

('000 IN TABLE, EXCEPT
TRUST UNITS)
                                                                                 AS AT                        AS AT
                                                                           SEPTEMBER 30, 2002          SEPTEMBER 30, 2002
                                                        AS AT             BEFORE GIVING EFFECT        AFTER GIVING EFFECT
                                                    JUNE 30, 2002           TO THIS OFFERING           TO THIS OFFERING
DESIGNATION                      AUTHORIZED          (UNAUDITED)              (UNAUDITED)               (UNAUDITED)(6)
                                --------------     -----------------     -----------------------    -----------------------
Long Term Debt (1)(2)........                        $251,693                   $280,922                   $176,584
Unitholders' Equity..........     Unlimited          $794,555 (3)               $770,235 (5)               $874,573
                                                  (33,436,554 (4)            (33,798,352                (37,998,352
                                                     Trust Units)             Trust Units)               Trust Units)

NOTES:

(1) As at June 30, 2002, the Trust and PrimeWest had a revolving credit facility to a maximum of $310,000,000, with the borrowing base thereunder set at $310,000,000. The revolving period under the revolving credit facility is currently expected to expire on April 30, 2003. That revolving period may be extended, at the option of the lenders, for a further 364 days. If the lenders convert the revolving credit facility to a non-revolving credit facility, the amounts outstanding under the facility become repayable as to 60% of such amounts 366 days after the end of the revolving period and the balance of such amounts one year later. The cost of funds borrowed under the credit facility is calculated by reference to a Canadian chartered bank's prime rate or United States base rate or a specified adjusted interbank deposit rate, stamping fee or discount rate, depending on the form of borrowing. Security for amounts outstanding is provided by, among other things, floating charge oil and gas debentures over all of the present and after-acquired assets of the Trust and PrimeWest.

(2)      Includes current portion of long-term debt.

(3) As at June 30, 2002, the Trust's Unitholders' equity consisted of $1,165,635 of net capital contributions, $122,332 of accumulated income, $485 of capital issued but not distributed and long term incentive plan equity of $11,244, less $497,531 of accumulated cash distributions and $7,610 of accumulated dividends. As at June 30, 2002, the Trust had outstanding 1,173,397 unit appreciation rights ("UARs") pursuant to the Trust's Trust Unit incentive plan. Of these UARs, 442,864 were vested and would result in the issuance of 304,682 Trust Units if exercised. In addition, 3,880,804 Exchangeable Shares, exchangeable into 1,326,111 Trust Units, were outstanding at June 30, 2002.

(4) The number of Trust Units is presented on a consolidated basis after giving effect to the 4:1 consolidation of Trust Units effective August 16, 2002.

(5) As at September 30, 2002, the Trust's Unitholders' Equity consisted of $1,173,414 of net capital contributions, $130,514 of accumulated income, $449 of capital issued but not yet distributed and long term incentive plan equity of $10,209, less $536,349 of accumulated cash distributions and $8,002 of accumulated dividends. As at September 30, 2002, the Trust had outstanding 2,034,077 UARs pursuant to the Trust's Trust Unit incentive plan. Of these UARs, 563,723 were vested and would result in the issuance of 308,720 Trust Units if exercised. In addition, 3,840,104 Exchangeable Shares, exchangeable into 1,372,036 Trust Units, were outstanding as at September 30, 2002.

(6) Based on the issuance of 4,200,000 Trust Units for an aggregate of $110,040,000, less the Underwriters' fee of $5,502,000 and expenses of the issue estimated to be $200,000, and prior to increasing indebtedness pertaining to certain oil and gas property acquisitions which had not been completed as of September 30, 2002.


                PRICE RANGE AND TRADING VOLUME OF THE TRUST UNITS

         The outstanding Trust Units are traded on the TSX under the trading symbol "PWI.UN". The following table sets forth the price range and trading volume of the Trust Units (adjusted to give effect to the Consolidation) as reported by the TSX for the periods indicated:

                                             TORONTO STOCK EXCHANGE
                                    ------------------------------------------
                                                                AVERAGE DAILY
                                       HIGH           LOW       TRADING VOLUME
                                    ---------      ---------    --------------
2000
    First Quarter..............       29.60          25.20          18,133
    Second Quarter.............       32.40          25.20          31,575
    Third Quarter..............       35.40          31.00          38,035
    Fourth Quarter.............       37.20          33.80          33,760

2001
    First Quarter..............       39.60          34.88          84,521
    Second Quarter.............       42.16          33.80         239,766
    Third Quarter..............       35.08          25.68         152,052
    Fourth Quarter.............       30.04          23.80         149,156

2002
    First Quarter..............       26.12          23.60         100,500
    April......................       29.48          25.84         164,750
    May........................       27.92          25.60          91,750
    June.......................       28.92          25.72         120,750
    July.......................       29.56          26.24         105,750
    August.....................       27.85          24.48         107,772
    September..................       26.78          24.68         112,671
    October....................       27.68          25.33         129,497
    November 1 - 4.............       26.20          26.05          55,244


         On November 4, 2002 the closing price per Trust Unit on the TSX was $26.09.

                          RECORD OF CASH DISTRIBUTIONS

         The following table sets forth the per Trust Unit amount of monthly cash distributions (adjusted to give effect to the Consolidation) paid by the Trust since January 1999.

DISTRIBUTION DATE        MONTH           2002           2001            2000           1999
-----------------------------------------------------------------------------------------------
February 15            January        $  0.40         $  0.80         $  0.40        $  0.24
March 15               February          0.40            0.80            0.40           0.24
April 15               March             0.40            0.80            0.40           0.24
May 15                 April             0.40            0.88            0.40           0.28
June 15                May               0.40            0.88            0.52           0.36
July 15                June              0.40            0.88            0.64           0.40
August 15              July              0.40            0.88            0.64           0.28
September 15           August            0.40            0.88            0.64           0.56
October 15             September         0.40            0.68            0.64           0.40
November 15            October           0.40(1)         0.68            0.80           0.40
December 15            November          --              0.68            0.80           0.60
January 15             December          --              0.40            0.80           0.40

NOTE:

(1) Payment will be made on November 15, 2002 to Unitholders of record on October 31, 2002.

         The Trust seeks to provide a stable stream of cash distributions, subject to fluctuations in the quantity of petroleum and natural gas substances produced, prices received for that production, hedging contract receipts and payments, taxes, direct expenses of the Trust, management fees, reclamation fund contributions, capital expenditures, operating costs, debt service charges and general and administrative expenses as determined necessary by PrimeWest. The Trust receives monthly income pursuant to the Royalty in an amount determined by the directors of PrimeWest, as well as income from other sources, and distributes this income to Unitholders monthly. Currently, the Trust's monthly distributions consist of $0.40 per Trust Unit, and PrimeWest has announced that it will maintain that distribution level through to the distribution on January 15, 2003, subject to revision should there be an unanticipated material change in expected cash flow prior to that date. The net proceeds of this offering will be used initially to reduce the indebtedness of the Trust and PrimeWest, including approximately $45.7 million of indebtedness that has been or is expected to be incurred in connection with certain oil and gas property acquisitions which are described under "Recent Developments". PrimeWest intends to ultimately utilize the balance of the net proceeds of this offering to fund future acquisitions and capital expenditures and for general trust purposes. See "Use of Proceeds". In the event PrimeWest does not deploy the proceeds of this offering which are to be used for the previously described acquisitions or to fund other acquisitions and capital expenditures in a timely manner, this offering will be dilutive to distributions.


                                USE OF PROCEEDS

         The net proceeds of this offering, after payment of the Underwriters' fee of $5,502,000 and expenses of the issue estimated to be $200,000, will be approximately $104,338,000. The net proceeds will be used initially to reduce the indebtedness of the Trust and PrimeWest under the credit facility (the "Credit Facility") described at Note 1 under "Capitalization of the Trust", including approximately $45.7 million of indebtedness that has been or is expected to be incurred in connection with certain oil and gas property acquisitions which are described under "Recent Developments". The balance of such net proceeds will thereafter be used to fund future acquisitions and capital expenditures and for general trust purposes. See also "Relationship Among the Trust, PrimeWest and Certain Underwriters".

        RELATIONSHIP AMONG THE TRUST, PRIMEWEST AND CERTAIN UNDERWRITERS

         Scotia Capital Inc., CIBC World Markets Inc., BMO Nesbitt Burns Inc., RBC Dominion Securities Inc. and TD Securities Inc. are wholly-owned or majority-owned subsidiaries of the lenders to the Trust and PrimeWest pursuant to the Credit Facility. Accordingly, the Trust is considered a connected issuer of Scotia Capital Inc., CIBC World Markets Inc., BMO Nesbitt Burns Inc., RBC Dominion Securities Inc. and TD Securities Inc. under applicable Canadian securities laws.

         As at September 30, 2002, $280.9 million was outstanding under the Credit Facility (excluding $3.2 million in letters of credit). See Note 1 under "Capitalization of the Trust". Each of the Trust and PrimeWest are in compliance with all material terms of the agreement governing the Credit Facility, and none of the lenders thereunder have waived any breach by the Trust or PrimeWest of that agreement since its execution. The Credit Facility is secured by floating charge oil and gas debentures over all of the present and after-acquired assets of the Trust and PrimeWest. Neither the financial position of the Trust and PrimeWest nor the value of the security under the Credit Facility has changed substantially since the indebtedness under the Credit Facility was incurred.

         The decision to distribute the Trust Units offered hereby and the determination of the terms of the distribution were made through negotiations primarily between the Manager, on behalf of the Trust, and Scotia Capital Inc. on its own behalf and on behalf of the remaining Underwriters. The lenders thereunder did not have any involvement in such decision or determination, but have been advised of the issuance and the terms thereof. As a consequence of this issuance, each of Scotia Capital Inc., CIBC World Market Inc., BMO Nesbitt Burns Inc., RBC Dominion Securities Inc. and TD Securities Inc. will receive its share of the Underwriters' fee.


                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Stikeman Elliott and Macleod Dixon LLP (collectively, "Counsel") the following summary describes the principal Canadian federal income tax considerations pursuant to the INCOME TAX ACT (Canada) (the "Tax Act") and the regulations thereunder (the "Regulations") generally applicable to a holder who acquires Trust Units pursuant to this offering and who, for the purposes of the Tax Act and at all relevant times, is resident in Canada, holds the Trust Units as capital property and deals at arm's length with the Trust. Generally, the Trust Units will be considered to be capital property to a holder provided the holder does not hold the Trust Units in the course of carrying on a business of trading or dealing in Trust Units and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain holders who might not otherwise be considered to hold their Trust Units as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act. This summary is not applicable to (i) a subscriber that is a "financial institution", as defined in the Tax Act for the purposes of the mark-to-market rules, (ii) a subscriber an interest in which would be a "tax shelter investment" as defined in the Tax Act, or (iii) a subscriber that is a "specified financial institution" as defined in the Tax Act. Any such subscriber should consult its own tax advisor with respect to an investment in the Trust Units.

         This summary is based upon the provisions of the Tax Act and the Regulations in force as of the date hereof, all specific proposals to amend the Tax Act and the Regulations that have been publicly announced prior to the date hereof (the "Proposed Amendments") and Counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency. This summary assumes the Proposed Amendments will be enacted in the form proposed.

         This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, governmental or judicial action or decision, nor does it take into account provincial, territorial or foreign tax legislation or considerations.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OR PROSPECTIVE HOLDER OF TRUST UNITS, AND NO REPRESENTATIONS WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO ANY HOLDER OR PROSPECTIVE HOLDER ARE MADE. CONSEQUENTLY, HOLDERS AND PROSPECTIVE HOLDERS OF TRUST UNITS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF ACQUIRING TRUST UNITS PURSUANT TO THIS OFFERING, HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

STATUS OF THE TRUST

         Based on representations of PrimeWest, the Trust presently qualifies as a "mutual fund trust" as defined in the Tax Act, and this summary assumes that the Trust will so qualify on the date of the closing of this offering and continuously thereafter for the duration of its existence. In order to so qualify the Trust must comply with certain minimum distribution requirements. In addition, the Trust cannot at any time reasonably be considered to have been established or to be maintained primarily for the benefit of non-resident persons and the undertaking of the Trust must be restricted to the investing of its funds in property (other than real property or an interest in real property), the acquiring, holding, maintaining, improving, leasing or managing of any real property (or an interest in real property) that is capital property of the Trust, or any combination of these activities. In the event that the Trust were not to qualify as a mutual fund trust, the income tax considerations would in some respects be materially different from those described below.

TAXATION OF THE TRUST

         The Trust is subject to taxation in each taxation year on its income for the year, including net realized taxable capital gains, less the portion thereof that it claims in respect of amounts paid or payable to Unitholders in the year. The taxation year of the Trust is the calendar year.

         The Trust is required to include in its income for each taxation year all amounts that it receives in respect of the Royalty, including any amounts subject to set-off in respect of any Crown charges reimbursed by it to PrimeWest in that year. The Trust is also required to include in its income for each taxation year all interest that accrues to it to the end of the year, or becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing its income for a preceding taxation year. Provided that appropriate designations are made by the Trust, all dividends from taxable Canadian corporations which would otherwise be included in its income as dividends received on shares owned by the Trust, including the shares of PrimeWest, will be deemed to have been received by Unitholders and not to have been received by the Trust.

         In computing its income the Trust may deduct reasonable administrative, interest and other expenses incurred to earn income and may amortize over a five year period the underwriting fees and other expenses of this offering and any previous offering. The Trust may also deduct, in computing its income for a year, an amount not exceeding 10% of any positive balance of its cumulative Canadian oil and gas property expense ("COGPE") account at the end of that year. The cost of acquiring the Royalty was added to the Trust's cumulative COGPE account and any amount that the Trust has been or will be required, pursuant to the terms of the Royalty, to pay in a year in respect of additional Canadian resource properties acquired by PrimeWest has been or will be added to the cumulative COGPE account of the Trust. An amount that becomes receivable by the Trust in a year as a result of a sale of a property by PrimeWest and the release of the Royalty relating to that property, will be required to be deducted in computing the Trust's cumulative COGPE account. If the balance of the cumulative COGPE of the Trust at the end of a particular taxation year after all additions and deductions for that year have been made would otherwise be a negative amount, the negative amount will be included in the Trust's income for the year.

         In accordance with the Regulations, the Trust may deduct in computing its income for a year a resource allowance equal to 25% of its "adjusted resource profits". Generally, the Trust's adjusted resource profits will equal its income from the Royalty less amounts deducted in computing its income other than deductions in respect of its cumulative COGPE, interest expense or any amount deducted in respect of distributions to Unitholders. The Trust may not deduct Crown charges reimbursed by it to PrimeWest in the year in respect of the Royalty. The excess, if any, of reimbursed Crown charges over the resource allowance deductible by the Trust in the year is deemed to be an amount that has become payable to the Unitholders, to the extent designated by the Trust. Counsel understands that the Trust has designated and will continue to designate the full amount of any such excess annually in respect of the Unitholders.

         Where the Trust distributes property of the Trust to a Unitholder on a redemption of Trust Units, the Trust will be deemed to receive proceeds of disposition equal to the fair market value of such property at that time, and such distribution may give rise to income or capital gains to the Trust. The Trust will be entitled for each taxation year to reduce (or receive a refund in respect of) its liability, if any, for tax on its net taxable capital gains by an amount determined under the Tax Act based on the redemption or retraction of Trust Units during the year (the "Capital Gains Refund"). The Capital Gains Refund in a particular year may not completely offset the Trust's tax liability for such taxation year which may arise upon distributions of property in connection with the redemption of Trust Units. The Declaration of Trust accordingly provides that income of the Trust which is required to satisfy any tax liability on the part of the Trust shall not be payable to Unitholders.

         The Trust may deduct amounts which become payable by it to Unitholders in the year, to the extent that the Trust has net income for the year after the inclusions and deductions outlined above. An amount will be considered to have become payable to a Unitholder in a taxation year only if it is paid in the year by the Trust to the Unitholder or the Unitholder is entitled in that year to enforce payment of the amount. The terms of the Declaration of Trust generally provide that all income of the Trust for a taxation year net of the Trust's expenses will be paid or made payable to Unitholders in the year. Therefore, as a result of such deduction from income and the Trust's entitlement to a Capital Gains Refund it is anticipated that the Trust generally will not have any taxable income for the purposes of the Tax Act. In order to utilize losses from prior taxation years, the Trust may claim as a deduction an amount that is less than the amount of its income that is paid or payable to Unitholders in the year if it designates such amount not to have been paid or become payable to the Unitholders.

TAXATION OF UNITHOLDERS

         A Unitholder will generally be required to include in computing income for a particular taxation year the portion of the net income of the Trust that is paid or becomes payable to the Unitholder in that particular taxation year, whether or not the amount is actually paid to the Unitholder in that year or reinvested in additional Trust Units. An amount will be considered to have become payable to a Unitholder in a taxation year if the Unitholder is entitled in the year to enforce payment of the amount. For the purposes of the Tax Act, income of a Unitholder from the Trust Units will be considered to be income from property and not resource income. Any deduction or loss of the Trust for purposes of the Tax Act cannot be allocated to, or treated as a deduction or loss of, a Unitholder. The Trust will provide Unitholders with the relevant information required for completion of their Canadian income tax returns at the relevant time.

         Provided that appropriate designations are made by the Trust, such portions of its net taxable capital gains and taxable dividends from taxable Canadian corporations as are paid or payable to a Unitholder will effectively retain their character as taxable capital gains and taxable dividends, respectively, and shall be treated as such in the hands of the Unitholder for purposes of the Tax Act.

         Any amount paid or payable by the Trust to Unitholders in excess of the income of the Trust and the non-taxable portion of capital gains made payable to Unitholders in a year generally will not be included in the income of the Unitholders but will reduce the adjusted cost base to Unitholders of the Trust Units. The non-taxable portion of capital gains realized by the Trust that is paid or made payable to a Unitholder in a year will not be included in computing the Unitholder's income for the year and will not reduce the adjusted cost base to the Unitholder of the Trust Units. To the extent that the adjusted cost base of Trust Units would otherwise be less than zero, that negative amount will be treated as a capital gain realized by the Unitholder from the disposition of Trust Units and the Unitholder's adjusted cost base will be increased by the amount of such deemed capital gain.

         The cost to a Unitholder of Trust Units acquired pursuant to this offering will equal the purchase price of the Trust Units plus the amount of any other reasonable costs incurred in connection therewith. This cost will be averaged with the adjusted cost base of all other Trust Units held by the Unitholder at that time as capital property to determine the adjusted cost base to the Unitholder of each Trust Unit.

         Upon the disposition or deemed disposition by a Unitholder of a Trust Unit, whether on a redemption or otherwise, the Unitholder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition are greater (or less) than the aggregate of the Unitholder's adjusted cost base of the Trust Unit and any reasonable costs associated with the disposition. Where Trust Units are redeemed and property of the Trust, including a portion of the Royalty, is distributed IN SPECIE to a Unitholder on the redemption, the proceeds of disposition to the Unitholder of the Trust Units will generally be equal to the fair market value of the property so distributed less the amount of any income or capital gain realized by the Trust on the distribution of such property, other than on the distribution of the portion of the Royalty. The cost to a Unitholder of any property distributed to the Unitholder on a redemption of Trust Units will generally be equal to the fair market value of such property at the time of the distribution.

         Generally, one-half of any capital gain (a "taxable capital gain") realized by a Unitholder in a taxation year must be included in the Unitholder's income for the year, and one-half of any capital loss (an "allowable capital loss") realized by a Unitholder in a taxation year may be deducted from taxable capital gains realized by the Unitholder in that year. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net capital gains realized in such years, to the extent and under the circumstances described in the Tax Act. Where the Unitholder is a corporation, any capital loss realized on the disposition of a Trust Unit will generally be reduced by the amount of any taxable dividends that are deductible by the corporation in computing its taxable income. Similar rules apply where the Unitholder is a partnership or a trust.

         Taxable capital gains realized by a Unitholder who is an individual may give rise to "alternative minimum tax" depending on the particular Unitholder circumstances. A Unitholder that throughout the relevant taxation year is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 62/3 % on certain investment income, including taxable capital gains.


                                 LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Trust Units offered hereby will be passed upon on behalf of the Trust by Stikeman Elliott, Calgary, Alberta and on behalf of the Underwriters by Macleod Dixon LLP, Calgary, Alberta.


                              INTERESTS OF EXPERTS

         The directors and officers of Gilbert Laustsen Jung & Associates Ltd., as a group, the partners and associates of Stikeman Elliott, as a group, and the partners and associates of Macleod Dixon LLP, as a group, each owned, directly or indirectly, less than 1% of the outstanding Trust Units.


                                  RISK FACTORS

         Investors should carefully consider the risks described at pages 33 to 37 under "Risk Factors" in the Renewal Annual Information Form of the Trust dated April 29, 2002 and incorporated herein by reference.


                     AUDITORS, TRANSFER AGENT AND REGISTRAR

         The auditors of the Trust are PricewaterhouseCoopers LLP, Chartered Accountants, 111 - 5th Avenue S.W., Suite 3100, Calgary, Alberta T2P 5L3.

         The transfer agent and registrar for the Trust Units is Computershare Trust Company of Canada at its principal offices in Toronto and Calgary.


                          PURCHASERS' STATUTORY RIGHTS

         Securities legislation in several of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

                                   SCHEDULE A

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                               COMPILATION REPORT


TO:          The Trustee of PrimeWest Energy Trust
AND TO:      The Directors of PrimeWest Energy Inc.


         We have reviewed, as to compilation only, the accompanying unaudited pro forma consolidated statements of income and cash distributions of PrimeWest Energy Trust (the "Trust") for the year ended December 31, 2001, which have been prepared for inclusion in the prospectus of the Trust dated November 5, 2002 relating to the issue of trust units of the Trust. In our opinion, the unaudited pro forma consolidated statements of income and cash distributions have been properly compiled to give effect to the proposed transactions and the assumptions described in the accompanying notes thereto.



Calgary, Canada                                   /s/ PRICEWATERHOUSECOOPERS LLP
Dated: November 5, 2002                                    Chartered Accountants

                             PRIMEWEST ENERGY TRUST

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 2001
           (IN THOUSANDS OF DOLLARS EXCEPT FOR PER TRUST UNIT AMOUNTS)

                                                                              CYPRESS     ADJUSTMENTS    PRO FORMA
                                                              PRIMEWEST     (UNAUDITED)   (Unaudited)   (Unaudited)
                                                             -----------   -------------   ----------   -----------
REVENUES
Sales of Crude Oil, Natural Gas and Natural Gas Liquids      $   378,155   $     92,362    $  (30,658)  $   439,859
Crown and Other Royalties, Net of ARTC                           (73,156)        (23,705)       6,682       (90,179)
Other Income                                                       1,516              16           --         1,532
                                                             -----------   -------------   ----------   -----------
                                                                 306,515          68,673      (23,976)      351,212
                                                             -----------   -------------   ----------   -----------
EXPENSES
Operating                                                         58,951           7,615       (5,102)       61,464
Cash General and Administrative                                   10,394          33,463           --        43,857
Non-Cash General and Administrative                                4,158              --           --         4,158
Cash Management Fees                                               6,431              --          799         7,230
Non-Cash Management Fees                                           1,819              --          166         1,985
Interest                                                          13,800           2,528           --        16,328
Depletion, Depreciation and Amortization                         159,332          15,078          945       175,355
                                                             -----------   -------------   ----------   -----------
                                                                 254,885          58,684       (3,192)      310,377
                                                             -----------   -------------   ----------   -----------
Net Income (Loss) for the Year before Taxes                       51,630           9,989      (20,784)       40,835
                                                             -----------   -------------   ----------   -----------

Provision for Income Taxes
  Current Income Taxes                                             2,428             291           --         2,719
  Future Taxes (Recovery)                                        (30,334)          3,728       (8,521)      (35,127)
                                                             -----------   -------------   ----------   -----------
                                                                 (27,906)          4,019       (8,521)      (32,408)
                                                             -----------   -------------   ----------   -----------
Net Income (Loss) for the year                               $    79,536   $       5,970   $  (12,263)  $    73,243
                                                             ===========   =============   ==========   ===========
Net Income per Trust Unit
    Basic                                                          $3.12                                      $2.27
    Diluted                                                        $3.08                                      $2.25


             PRO FORMA CONSOLIDATED STATEMENT OF CASH DISTRIBUTIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2001
           (IN THOUSANDS OF DOLLARS EXCEPT FOR PER TRUST UNIT AMOUNTS)


Net Income (Loss) for the year                               $    79,536   $     5,970    $  (12,263)   $   73,243
Add (Deduct) Amounts to Reconcile to Cash Available for
   Distribution:
  Depletion, Depreciation and Amortization                       159,332        15,078           945       175,355
  Decrease in (Increase to) Reserve                               25,822             -        (4,518)       21,304
  Future Taxes (Recovery)                                        (30,334)        3,728        (8,521)      (35,127)
  Contribution to Reclamation Fund                                (3,499)            -          (585)       (4,084)
  Management Fees Paid by the Issuance of Trust Units              1,819             -           166         1,985
  Employee Long Term Incentive Plan                                4,158             -             -         4,158
                                                             -----------   -----------    ----------   -----------
                                                                 157,298        18,806       (12,513)      163,591
                                                             -----------   -----------    ----------   -----------
                                                             $   236,834   $    24,776    $  (24,776)  $   236,834
                                                             -----------   -----------    ----------   -----------

Cash Distributions to Trust Unitholders (99%)                $   234,465                               $   234,465
                                                             ===========   ===========    ==========   ===========

Cash Distributions per Trust Unit                            $      9.24                               $      8.19

                                                             ===========   ===========    ==========   ===========

                             PRIMEWEST ENERGY TRUST

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                   (Unaudited)


1)       BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements ("pro forma statements") have been prepared from information derived from the published audited and unaudited financial statements of PrimeWest Energy Trust (the "Trust") and of Cypress Energy Inc. ("Cypress") for the year ended December 31, 2001, in the case of the Trust, and for the period ended March 29, 2001, the date of change of control of Cypress, in the case of Cypress.

In the opinion of management of the Trust, these pro forma statements include all material adjustments necessary for fair presentation in accordance with generally accepted accounting principles in Canada. The pro forma consolidated statements of income and cash distributions give effect to those transactions described in note 2 as if they had occurred at the beginning of the period.

These pro forma statements may not be indicative either of the results that actually would have occurred if the events reflected herein had taken place on the dates indicated or of the results which may be obtained in the future, including administrative efficiencies that would occur from the combination of the two companies.

The pro forma statements should be read in conjunction with the published financial statements of the Trust, which are incorporated by reference in the prospectus.

2) PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The accounting principles used in preparation of the pro forma statements are in accordance with those used in the preparation of the statements of the Trust, as at and for the year ended December 31, 2001.

The pro forma consolidated statements of income and cash distributions give effect to the following assumptions and adjustments:

         (a) On March 29, 2001, PrimeWest Oil & Gas Corp. ("Oil & Gas") completed the acquisition of all of the issued and outstanding shares of Cypress pursuant to a takeover bid. In aggregate, the Trust issued 50.2 million trust units ("Trust Units"), 5.2 million exchangeable shares of Oil & Gas and paid $59.2 million cash in exchange for the shares of Cypress. Subsequent to the transaction, Cypress and Oil & Gas were amalgamated. The acquisition was accounted for using the purchase method of accounting with net assets acquired and consideration paid as follows:

                  NET ASSETS ACQUIRED AT ASSIGNED VALUES                      CONSIDERATION PAID
                  -----------------------------------------------------     ------------------------------------------------
                  Petroleum and natural gas assets         $ 1,201,485

                  Working capital (deficit) assumed            (19,174)      Cash                             $     59,235

                  Long-term debt assumed                      (179,000)      Trust Units issued                    489,815

                  Site restoration provision                    (4,307)      Exchangeable shares issued             50,254

                  Future income taxes                         (376,334)      Costs associated with                  23,366
                  -----------------------------------------------------     ------------------------------------------------
                                                           $   622,670                                        $    622,670
                  =====================================================     ================================================

                             PRIMEWEST ENERGY TRUST

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                   (Unaudited)


         (b) The Trust disposed of assets during 2001 for proceeds of approximately $84 million. Revenues, royalties and operating costs have been adjusted for the dispositions as if they occurred at the beginning of the year.


         (c)      (i)      Depreciation, depletion and amortization and future
                           tax recovery have been adjusted to reflect the pro forma value of capital assets as if the acquisitions and dispositions had occurred at the beginning of the year.


                  (ii) Pro forma per trust unit calculations give effect to the issuance of additional trust units of the Trust and exchangeable shares of PrimeWest Oil and Gas Corp. for the acquisition by the Trust of Cypress as if the trust units and exchangeable shares had been issued at the beginning of the year.


                  (iii) Cash and non-cash management fees, interest, Alberta Royalty Tax Credit and contribution to the reclamation fund have been calculated assuming the acquisition by the Trust of Cypress and the dispositions had been completed at the beginning of the year.


                  (iv) Future income taxes have been recorded pertaining to the purchase of Cypress for the year ended December 31, 2001 using the liability method of accounting for income taxes and the statutory rate of 43%.


         (d) Per Trust Unit information has been restated to reflect the 4:1 Trust Unit consolidation.

3)       SUBSEQUENT EVENT

On September 26, 2002, PrimeWest announced the planned elimination, effective October 1, 2002, of its external management structure and all related management, acquisition and disposition fees, as well as the acquisition of the right to mandatory quarterly dividends commonly referred to as the "1% retained royalty". The transaction is subject to, among other things, Unitholder and regulatory approval. The transaction will result in the elimination of the current 2.5% management fee on net production revenue, quarterly incentive payments payable in the form of Trust Units, the 1.5% acquisition fee and the 1.25% disposition fee, which resulted in payments to PrimeWest Management Inc. (the "Manager") in 2001 totalling $21.3 million. The amount of the 1% retained royalty paid in 2001 was $3.4 million.

The internalization transaction will be achieved by the purchase by PrimeWest of all of the issued and outstanding shares of the Manager for a total consideration of approximately $26.1 million comprised of a cash payment of $13.1 million and the issuance of exchangeable shares exchangeable, based on an agreed initial exchange ratio, for approximately 491,000 Trust Units and valued at approximately $13.0 million based on the closing price of the Trust Units on the TSX on September 26, 2002. In addition, PrimeWest agreed to issue exchangeable shares valued at $1.5 million to terminate a management incentive program of the Manager and to the creation of a special executive retention plan with senior managers which provides for long term incentive bonuses in the form of exchangeable shares valued, in the aggregate, at $3.5 million. Exchangeable shares will be issued pursuant to the retention plan on each of the second, third, fourth and fifth anniversaries of the completion of the internalization transaction.

At the special meetings held on November 4, 2002, the requisite resolutions of the unitholders and the holders of exchangeable shares were approved to permit the internalization transaction to proceed as set forth above. As all necessary approvals have now been obtained, PrimeWest anticipates that the internalization will be effected on or about November 6, 2002.

                            CERTIFICATE OF PRIMEWEST


Date:    November 5, 2002

         This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Quebec, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.


                             PRIMEWEST ENERGY TRUST

                            By: PRIMEWEST ENERGY INC.



    /s/  Kent J. MacIntyre                      /s/  Dennis G. Feuchuk
  ------------------------------            -------------------------------
       Vice-Chairman and                      Vice President, Finance and
    Chief Executive Officer                     Chief Financial Officer




                      On behalf of the Board of Directors:



    /s/  Harold N. Kvisle                       /s/  Barry E. Emes
  ------------------------------            -------------------------------
            Director                                    Director

                         CERTIFICATE OF THE UNDERWRITERS


Date:    November 5, 2002

         To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Quebec, to our knowledge, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.



     SCOTIA CAPITAL INC.                        CIBC WORLD MARKETS INC.


    By: /s/ Eric McFadden                       By: /s/ Brenda A. Mason



BMO NESBITT BURNS INC.       RBC DOMINION SECURITIES INC.      TD SECURITIES INC.


By: /s/ Shane C. Fildes      By: /s/ Robi Contrada             By: /s/ Robert J. Mason



                             NATIONAL BANK FINANCIAL INC.

                             By: /s/ L. Trevor Anderson



   CANACCORD CAPITAL CORPORATION                 DUNDEE SECURITIES CORPORATION


     By: /s/ Stephen J. Mullie                      By: /s/ David G. Anderson




                             YORKTON SECURITIES INC.


                             By: /s/ Alexander Wylie